Exhibit 99.1
ALLEGHENY BANCSHARES, INC. ANNOUNCES THIRD QUARTER 2008
FINANCIAL RESULTS
     Allegheny Bancshares, Inc., the parent company of Pendleton Community Bank, is pleased to announce third quarter 2008 net income of $680,000 or $0.77 per share. This compares with third quarter 2007 earnings of $615,000 or $0.70 per share. This represents an increase of $.07 per share which is a 10% increase over last year and an increase in quarter over quarter earnings of $65,000 or a 10.57% increase in earnings
     For the first nine months of 2008, Allegheny had net income of $1,917,000 an increase of 7.1% from the net income of $1,790,000 earned in the same period in 2007. Earnings per share increased from $2.03 in the first nine months of 2007 to $2.18 in the same period of 2008. Loan volume for the first nine months of 2008 has grown by $7.2 million; and, net interest income has increased $27,000 which is .5% over the same period in 2007. In addition, the company has seen a 21.0% increase in its non-interest income, primarily from an investment in bank owned life insurance contract. Non interest expense for the first nine months of 2008, primarily made up of salary and benefits, occupancy and equipment expense, shows an increase of $54,000 or 1.3% over the same period in 2007.
     Return on Average Assets (ROAA) for the first nine months of 2008 was 1.27% compared to ROAA of 1.30% for the same period in 2007. Return on Average Equity (ROAE) was 9.24% for the first nine months of 2008 and 9.14% for the same period in 2007. Assets at September 30, 2008 were $204 million, an increase of $9 million, or 4.6% since December 31, 2007.
     W.A. (Bill) Loving, Executive Vice President and CEO, indicated he was pleased with the third quarter’s and year to date performance. According to Loving “The current banking environment continues to be extremely challenging for all financial institutions. The financial sector is today facing the greatest challenges that I have ever seen. The national economy as a whole, likewise, appears to be reflecting continued weakness. However, some markets, like many we operate in, have not been impacted to the degree of others. While we all feel the impact of one of the economic issues- higher price of fuel, housing in the markets we operate in has not seen the same level of decline as other parts of the country. This fact, along with the traditional banking approach we remain true to, continues to provide the platform for this year’s success and operating results.
     I am keenly aware of the attention the financial sector has received of late and the heightened focus on the financial strength of our industry. While large national and regional banks have been reporting a decline in earnings, and in some cases, great financial difficulty, we, to the contrary are reflecting a record quarter and year to date earnings. The 7.1% increase in year over year earnings provided a continued increase in earnings per share (EPS) and added to our already strong capital base. The end result- increased value for our shareholders and enhanced financial strength for our customers.
     I am extremely pleased with the $9 million in asset growth we have seen year-to-date. All of our markets are enjoying growth this year; and, this success, I know, is due to the efforts each team member makes every day to meet the needs of our customers; remaining true to our core values; communicating the financial strength we, as a community bank, possess; and the continued support of our many loyal customers.
     We will remain deeply connected to the values that have made us successful in the past and to the values of the communities, we serve in order to sustain our growth and profitability in the future. Traditional banking served us well yesterday. Traditional banking served us well in today’s environment. Traditional banking will serve us well as we look to tomorrow. Consequently, I’m confident Pendleton Community Bank is positioned well to weather further economic pressures; and, as a result, an excellent choice in banking options. “
     This press release includes forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Accordingly, actual results may differ materially from anticipated results.
     Reference is made to the additional risks and factors described from time to time in Allegheny’s reports and registration statements filed with the Securities and Exchange Commission. Allegheny undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
     Pendleton Community Bank, an independent community bank since 1925, currently has four full-service financial centers located in the West Virginia communities of Franklin, Moorefield and Marlinton and a financial center in Harrisonburg, Virginia. Allegheny Mortgage Company, a division of Pendleton Community Bank, originates residential mortgage loans and is headquartered in Moorefield.

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